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                                                                    EXHIBIT 10q
                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of October 3, 2001, is made and entered into by and among BROWN & BROWN OF LEHIGH VALLEY, INC., a Pennsylvania corporation ("Buyer"); APOLLO FINANCIAL CORPORATION, a Pennsylvania corporation d/b/a AFC Insurance ("Seller"); and WILLIAM H. LEHR, a resident of the Commonwealth of Pennsylvania, and PATSY A. LEHR, a resident of the Commonwealth of Pennsylvania (each a "Shareholder" and collectively, the "Shareholders").

                                   BACKGROUND

         Seller is engaged in the insurance agency business in Bethlehem, Pennsylvania (the "Business"), and wishes to sell certain of its assets relating to such Business to Buyer. Buyer desires to acquire such assets upon the terms and conditions expressed in this Agreement. The Shareholders own all of the outstanding capital stock of Seller and is entering into this Agreement to provide certain non-competition, indemnification and other assurances to Buyer as a material inducement for Buyer to enter into this transaction.

         THEREFORE, in consideration of the respective representations, warranties, covenants and agreements set forth herein, the sufficiency of which is hereby acknowledged, the parties agree as follow:

                                    ARTICLE 1
                                 THE ACQUISITION

         Section 1.1 COVENANTS OF SALE AND PURCHASE. At the Closing (as defined in SECTION 2.1), and upon and subject to the terms and conditions of this Agreement, the parties mutually covenant and agree as follows:

                  (a) Seller will sell, convey and assign to Buyer all right, title and interest of Seller in and to the Acquired Assets (as defined in SECTION 1.2) free and clear of all liens, pledges, security interests, charges, restrictions or encumbrances of any nature whatsoever except as set forth in
Schedule 1.1(a); and

                  (b) Buyer will purchase the Acquired Assets from Seller in exchange for the consideration described in SECTION 1.4.

         Section 1.2 THE ACQUIRED ASSETS. In this Agreement, the phrase "Acquired Assets" means all of the assets of Seller described below:

                  (a) Purchased Book of Business. All of Seller's insurance agency business, including but not limited to the life, health, bond, and property and casualty insurance business (both personal and commercial lines) and renewals and expirations thereof, together with all written or otherwise recorded documentation, data or information relating to Seller's insurance agency business, whether compiled by Seller or by other agents or employees of Seller, including but not limited to: (i) lists of insurance companies and records pertaining thereto; and


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(ii) customer lists, prospect lists, policy forms, and/or rating information, expiration dates, information on risk characteristics, information concerning insurance markets for large or unusual risks, and all other types of written or otherwise recorded information customarily used by Seller or available to Seller, including all other records of and pertaining to the accounts and customers of Seller, past and present, including, but not limited to, the active insurance customers of Seller, all of whom are listed on Schedule 1.2(a) (collectively, the "Purchased Book of Business").

                  (b) General Intangibles. All of the following intangible personal property used in connection with Seller's insurance agency business or pertaining to the Acquired Assets:

                           (i)      all of Seller's business records necessary
to enable Buyer to renew the Purchased Book of Business;

                           (ii)     the goodwill of Seller's insurance agency
business, including the name "AFC Insurance" and all derivatives thereof, and any other fictitious names and trade names that are currently in use by Seller, and all telephone listings, post office boxes, mailing addresses, and advertising signs and materials; and

                           (iii)    any assignable non-solicitation agreements
and covenants not to compete made by employees of Seller and all other assignable covenants not to compete in favor of Seller; provided, however, that Buyer and Seller agree that due to Shareholders' continuing involvement and interest in the business after the Closing Date, Seller shall retain such continuing interest in the enforcement of the assigned non-solicitation agreements and covenants not to compete as shall be necessary to the joint enforcement of such provisions referenced in SECTION 4.9.

                  (c) Miscellaneous Items. All other assets of Seller relating or pertaining to the Purchased Book of Business, including computer disks, server, software, databases (whether in the form of computer tapes or otherwise), related object and source codes, and associated manuals, and any other records or media of storage or programs for retrieval of information pertaining to the Purchased Book of Business, and all supplies and materials, including promotional and advertising materials, brochures, plans, supplier lists, manuals, handbooks, and related written data and information, including any customer deposits held for future due dates.

                  (d) Tangible Property. All items of furniture, fixtures, computers, office equipment and other tangible property used in Seller's business. To the extent that any of such items are subject to a lease as set forth in Schedule 1.2(d), Buyer will assume the lease and acquire all of Seller's right to acquire such property upon termination of the lease.

                  (e) Assigned Agreements. All of Seller's rights under the leases and agreements identified in Schedule 1.2(e) hereof (the "Assigned Agreements").

         Section 1.3 EXCLUSIONS AND EXCEPTIONS. Seller does not agree to sell or assign, and Buyer does not agree to purchase or assume, any assets not described in SECTION 1.2 hereof. Without limiting the foregoing, Buyer shall not purchase or assume any of the following:


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                  (a)      cash in hand or in banks, certificates of deposits or
any interest accrued thereon, accounts receivable, life insurance policies relating to Shareholders or proceeds thereof, money market certificates, stocks, bonds, real estate and automobiles;

                  (b) any contract, lease or other obligation not specifically assigned to Buyer under this Agreement;

                  (c) as set forth in more detail in SECTION 4.9, any duty or liability of any type whatsoever with respect to any employee or to any pension or profit sharing plan or other employee benefit;

                  (d)      corporate minutes books and stock books;

                  (e)      all non-transferable permits;

                  (f) claims for refunds of taxes and other governmental charges to the extent such refunds relate to periods ending prior to the Effective Date; or

                  (g) any bonus, incentive, or advance payments received by Seller in connection with the Assigned Agreements (except with respect to any contingent commissions as set forth in SECTION 1.5).

         Section 1.4 PURCHASE PRICE. (a) The purchase price for the Acquired Assets (the "Purchase Price") shall be equal to the sum of (i) $1,405,542.00, which equals (A) one and one-half (1.5) times (B) the Core Revenue (as defined herein) received by Seller from the Purchased Book of Business in the twelve-month period ended September 30, 2001 ("2001 Core Revenue"), plus (ii) an amount equal to seventy-five one-hundredths (0.75) times the excess of Operating Profit (as defined herein), if any, received by Buyer from the Purchased Book of Business in the twelve-month period ending December 31, 2002, over a base amount equal to $234,257.00 (the "Base Amount"), which Base Amount the parties agree equals twenty-five percent (25%) of 2001 Core Revenue.

                  (b)      As used herein, the term:

                           (i)      "Core Revenue" means  commission  revenue
net of any commissions paid to any third party producing agent or agency, or to any third party broker (plus as interest income equal to one percent (1%) of such actual commission revenue), but shall not include contingent commissions, override commissions, first year life insurance commissions or any income item (such as countersignature fees) other than earned commissions and fees earned in lieu of commissions. Revenues generated from any one account shall not be included more than once in any twelve-month period in determining Core Revenue for such period. Core Revenue will be determined in accordance with generally accepted accounting principles. Specifically, direct bill revenue is recognized when received (cash basis) and agency bill revenue is recognized on the later of the effective date of the policy installment or the date the installment is billed to the customer; and


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                           (ii)     "Operating Profit" shall mean the excess of
revenues over expenses, determined in accordance with generally accepted accounting principles and the usual methods and conventions of accounting used by Buyer. Among other things, direct bill commission revenue shall be deemed to be earned on the cash method and agency bill commission income shall be deemed to be earned on the later of the effective date of the policy or policy billing date. Expenses shall include all standard corporate charges of Buyer, including an overhead charge based on net retained revenues (which shall be set at four percent (4.0%) for purposes of determining the Purchase Price), charges for insurance coverages, the profit center bonus for the applicable period, and charges for accounts receivable aged over fifty-nine (59) days pursuant to Buyer's bad debt policy, but shall not include income taxes or amortization.

                  (c) Subject to SECTION 1.4(D), the Purchase Price will be paid to Seller as follows: (i) $1,124,000.00, which equals ninety percent (90%) of the portion of the Purchase Price set forth in SECTION 1.4(A)(I), shall be paid to Seller on the Closing Date; and (ii) $140,554.00, representing the remaining portion of the Purchase Price under SECTION 1.4(A)(I) (the "Holdback Amount") plus the remaining portion of the Purchase Price under SECTION 1.4(A)(II), will be paid to Seller on or before January 31, 2003. At Seller's request, Buyer shall provide Seller with complete financial records in order to permit Seller to confirm the amount of the Purchase Price amount payable under clause (II) above.

                  (d) In accordance with ARTICLE 7 hereof, the Holdback Amount shall be delivered by Buyer at Closing to Fitzpatrick Lentz & Bubba, P.C., which shall act as escrow agent. The Holdback Amount and the remaining portion of the Purchase Price under SECTION 1.4(A)(II) shall each be subject to reduction by Buyer to offset any obligations of Seller and the Shareholders under the indemnification provisions contained in ARTICLE 6 hereof. Satisfaction of any indemnity obligations from the deferred portion of the Purchase Price shall not operate to waive the indemnification obligations of Seller and the Shareholders contained in ARTICLE 6 for damages incurred by Buyer in excess of such amounts; provided, however, that the Holdback Amount shall be credited against the total aggregate liability of Seller and the Shareholders referred to in SECTION 6.6 hereof.

                  (e) For federal and state income tax purposes, the parties agree to allocate the Purchase Price as follows: (i) $75,000.00 of the Purchase Price shall be allocated to the tangible property described in SECTION 1.2(D); (ii) $10,000.00 shall be allocated to the covenants of Seller, $10,000.00 shall be allocated to the covenants of Shareholder William H. Lehr, and $30,000.00 shall be allocated to the covenants of Shareholder Patsy A. Lehr, contained in SECTION 4.2 hereof, and (iii) the remainder of the Purchase Price shall be allocated to the Purchased Book of Business and related goodwill. The parties shall execute corresponding IRS Form 8594s at Closing to confirm the allocation of the Purchase Price.

         Section 1.5 COMMISSIONS COLLECTED. All commissions on installments of agency bill policies with an effective date prior to October 1, 2001 (the "Effective Date") and actually billed prior to such date shall be the property of Seller and those billed or effective on or after the Effective Date shall be the property of Buyer, regardless of when actually received. All commissions on direct bill policies actually received by Seller from insurance carriers before the


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Effective Date shall be the property of Seller and those actually received from insurance carriers on or after the Effective Date shall be the property of Buyer, regardless of when billed by the insurance carrier. Buyer shall be entitled to all contingent commissions and/or override commissions received on or after the Effective Date, regardless of when earned. All additional or return commissions as a result of audits actually received before the Closing shall be the property or the responsibility of Seller, whether credit or debit, and regardless of effective date, and those actually received on or after the Closing shall be the property or responsibility of Buyer, whether credit or debit, and regardless of effective date.

         Section 1.6 NO ASSUMED LIABILITIES. Except for the ongoing obligation to service the Purchased Book of Business or any obligation otherwise expressly assumed hereunder, Buyer shall not assume or be deemed to have assumed any liability or obligation of Seller whatsoever.

                                    ARTICLE 2
                         CLOSING, ITEMS TO BE DELIVERED,
                     FURTHER ASSURANCES, AND EFFECTIVE DATE

         Section 2.1 CLOSING. The consummation of the purchase and sale of assets under this Agreement (the "Closing") will take place at 9 a.m., local time, on October 3, 2001 (the "Closing Date"), at the offices of Fitzpatrick Lentz & Bubba, P.C., located at 4001 Schoolhouse Lane, Center Valley, Pennsylvania, unless another date or place is agreed to in writing by the parties hereto.

         Section 2.2 CONVEYANCE AND DELIVERY BY SELLER. On the Closing Date, Seller will surrender and deliver possession of the Acquired Assets to Buyer and take such steps as may be required to put Buyer in actual possession and operating control of the Acquired Assets, and in addition shall deliver to Buyer such bills of sale and assignments and other good and sufficient instruments and documents of conveyance, in form reasonably satisfactory to Buyer, as shall be necessary and effective to transfer and assign to, and vest in, Buyer all of Seller's right, title, and interest in and to the Acquired Assets free and clear of any lien, charge, pledge, security interest, restriction or encumbrance of any kind (except as set forth in Schedule 1.1(a). Without limiting the generality of the foregoing, at the Closing, Seller shall deliver to Buyer:

                  (a) a Bill of Sale and Assignment, substantially in the form of Exhibit 2.2(a), executed by Seller (the "Bill of Sale");

                  (b) an Assignment and Assumption Agreement, substantially in the form of Exhibit 2.2(b), with respect to the Assigned Agreements, executed by Seller (the "Assignment and Assumption Agreement");

                  (c) duly adopted resolutions of Seller's Board of Directors satisfactory to Buyer in its reasonable discretion: (i) approving a plan of asset transfer (the "Plan of Asset Transfer") and proposing same to the Shareholders for their consideration and adoption, in accordance with Section 1932(b) of the Pennsylvania Business Corporation Law (the "PBCL"); (ii) terminating Seller's Employee Benefit Plans; and (iii) directing the Seller's 401(k) Plan's Trustee to apply for a determination letter from the Internal Revenue Service with respect to the termination of the


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401(k) Plan and to submit a Notice of Intent to Terminate to all participants and beneficiaries under 401(k) Plan (the "Seller's Board Resolutions"); and

                  (d) duly adopted resolutions of the Shareholders, adopting the Plan of Asset Transfer in accordance with Section 1932(b) of the PBCL (the "Shareholder Resolutions").

         Section 2.3 DELIVERY BY BUYER. On the Closing Date, Buyer will deliver to Seller:

                  (a) a wire transfer of immediately available funds to one or more accounts designated in writing by Seller for the amount required to be delivered at Closing pursuant to SECTION 1.4(B) hereof;

                  (b) the Assignment and Assumption Agreement, executed by Buyer;

                  (c)      a Promissory Note, substantially in the form of
Exhibit 2.3(c), with respect to the Holdback Amount, executed by Buyer (the "Promissory Note"); and

                  (d) duly adopted resolutions of Buyer's Board of Directors, satisfactory to Seller in its reasonable discretion, approving the transactions contemplated herein and Buyer's obligations under this Agreement.

         Section 2.4 MUTUAL PERFORMANCE. At the Closing, the parties shall also deliver to each other the agreements and other documents referred to in
ARTICLE 4 hereof.

          Section 2.5 FURTHER ASSURANCES. From time to time after the Closing, at Buyer's request, Seller will execute, acknowledge and deliver to Buyer such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Buyer may reasonably request in order to vest more effectively in Buyer, or to put Buyer more fully in possession of, any of the Acquired Assets. Each of the parties hereto will cooperate with the others and execute and deliver to the other parties such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

         Section 2.6 EFFECTIVE DATE. The Effective Date of this Agreement and all related instruments executed at the Closing shall be October 1, 2001 unless otherwise specified. Notwithstanding the foregoing, Seller shall retain the risk of loss for errors and omissions committed up until the Closing Date.

                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

I. Seller and the Shareholders, jointly and severally when and where applicable, represent and warrant to Buyer as follows:



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         Section 3.1       ORGANIZATION. Seller is a corporation organized and
in good standing under the laws of the Commonwealth of Pennsylvania and its status is active. Seller has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted. Seller is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of its insurance agency business requires it to be so qualified.

         Section 3.2 CAPITALIZATION. The Shareholders own and hold all of the outstanding shares of capital stock of Seller and there are no outstanding options or rights to acquire additional shares of capital stock of Seller.

         Section 3.3 AUTHORITY. Seller has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been, and the other agreements, documents and instruments required to be delivered by Seller in accordance with the provisions hereof (collectively, the "Seller's Documents") will be, duly executed and delivered by duly authorized officers of Seller on behalf of Seller, and this Agreement constitutes, and the Seller's Documents when executed and delivered will constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws from time to time in effect relating to or affecting the enforcement of creditors' rights generally and general equitable principles.

         Section 3.4 CONSENTS AND APPROVALS; NO VIOLATIONS. Neither the execution, delivery or performance of this Agreement by Seller nor the consummation by it of the transactions contemplated hereby nor compliance by it with any of the provisions hereof will (a) conflict with or result in any breach of any provision of its Articles of Incorporation or Bylaws, (b) require any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission, or other governmental or other regulatory authority or agency (each a "Governmental Entity"), or (c) except with respect to any consents which may be required pursuant to the Assigned Agreements (other than Seller's agreement with Kempes or the addendum regarding Seller to the agreement between the St. Paul Company and Henry S. Lehr, Inc., each for which such consent has been obtained prior to Closing) result in a violation or breach of, or constitute a default under, any of the terms, conditions or provisions of any agreement or other instrument or obligation to which Seller is a party or by which Seller or any of its properties or assets may be bound.

         Section 3.5 NO THIRD PARTY OPTIONS. There are no existing agreements, options, commitments, or rights with, of or to any person to acquire any of Seller's securities, assets, properties or rights included in the Acquired Assets or any interest therein.

         Section 3.6 FINANCIAL STATEMENTS. Seller has delivered to Buyer true and complete copies of (a) its balance sheet at September 30, 2000 and the related statement of income for the fiscal year then ended (the "2000 Financial Statements"), and (b) its balance sheet at August 31, 2001 (the "Balance Sheet Date") and the related statement of income for the eleven (11) months then ended (the "Interim Financial Statements"). The 2000 Financial Statements were prepared


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in accordance with generally accepted accounting principles and the Interim
Financial Statements were prepared in accordance with Seller's standard internal accounting methodology, in each case consistently applied throughout the periods involved (subject, in the case of the Interim Financial Statements, to normal recurring audit adjustments). Such balance sheets fairly present the consolidated financial position, assets, and liabilities (whether accrued, absolute, contingent or otherwise) of Seller at the dates indicated and such statements of income fairly present the results of operations for the periods then ended. Seller's financial books and records are accurate and complete in all material respects. Except as set forth in Schedule 3.6, Seller has not guaranteed any premium financing on behalf of its customers.

         Section 3.7 ORDINARY COURSE OF BUSINESS. Since the Balance Sheet Date, Seller has carried on business in the usual, regular and ordinary course in substantially the manner heretofore conducted and has taken no unusual actions in contemplation of this transaction, except with the consent of Buyer. Since the Balance Sheet Date, there have been no events or changes having an adverse effect on Seller or the Acquired Assets. All of Seller's accounts payable, including accounts payable to insurance carriers, are current and reflected properly on its books and records, and will be paid in accordance with their terms at their recorded amounts.

         Section 3.8 ASSETS. (a) Except as set forth in Schedule 1.1(a), Seller owns and holds, free and clear of any lien, charge, pledge, security interest, restriction, encumbrance or third-party interest of any kind whatsoever (including insurance company payables), sole and exclusive right, title and interest in and to the Acquired Assets, including but not limited to the customer expiration records for those customers listed in Schedule 1.2(a), together with the exclusive right to use such records and all customer accounts, copies of insurance policies and contracts in force and all files, invoices and records pertaining to the customers, their contracts and insurance policies, and all other information comprising the Purchased Book of Business. Seller has not received notice that any of the accounts listed in Schedule 1.2(a) has canceled or non-renewed or intends to cancel or non-renew. Schedule 1.2(a) also shows the revenue received by Seller from each of its appointed carriers in the twelve-month period ended September 30, 2001. None of the accounts shown in
Schedule 1.2(a) represents business that has been brokered through a third party.

                  (b) The name "AFC Insurance" is the only trade name used by Seller within the past three (3) years. No party has filed a claim during the past three (3) years against Seller alleging that it has violated, infringed on or otherwise improperly used the intellectual property rights of such party, or, if so, the claim has been settled with no existing liability to Seller and, to the Knowledge of Seller and the Shareholders (as defined in SECTION 7.3 hereof), Seller has not violated or infringed any trademark, trade name, service mark, service name, patent, copyright or trade secret held by others.

                  (c) Schedule 3.8 lists all material contracts, agreements and other written or verbal arrangements to which Seller is a party, including, but not limited to, (i) any employment, non-compete, confidentiality or non-solicitation agreement to which Seller or either of the Shareholders is a party, (ii) any agreement relating to the purchase or sale of assets by Seller within the past five (5) years, (iii) any agreement between Seller and either of the Shareholders or between Seller and any officer, director or affiliate of Seller, and (iv) any other contract or agreement not entered into in the ordinary course of business. Seller has delivered true and


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complete copies of each such agreement to Buyer and, in the case of unwritten agreements, a true and complete summary of such arrangements. The parties to all such agreements are in compliance with the terms thereof.

                  (d) To the Knowledge of Seller and the Shareholders, Seller's computer software included in the Acquired Assets performs in accordance with the documentation and other written material used in connection therewith, and is free of defects in programming and operation. Seller has delivered to Buyer copies of all user and technical documentation related to such software available to Seller.

         Section 3.9       LITIGATION AND CLAIMS. Except as disclosed in
Schedule 3.9, there is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of Seller and the Shareholders, threatened against Seller and, to the Knowledge of Seller and the Shareholders, no circumstances exist that could reasonably form a basis for such a suit, claim, action, proceeding or investigation to be initiated or threatened. Seller is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, in the future would have an adverse effect on Seller or the Acquired Assets or would prevent Seller from consummating the transactions contemplated hereby. No voluntary or involuntary petition in bankruptcy, receivership, insolvency or reorganization with respect to Seller, or petition to appoint a receiver or trustee of Seller's property, has been filed by or against Seller, nor will Seller file such a petition prior to the Closing Date or for one hundred (100) days thereafter, and if such petition is filed by others, the same will be promptly discharged. Seller has not made any assignment for the benefit of creditors or admitted in writing insolvency or that its property at fair valuation will not be sufficient to pay its debts, nor will Seller permit any judgment, execution, attachment or levy against it or its properties to remain outstanding or unsatisfied for more than ten (10) days. Seller shall not become insolvent as a result of consummating the transactions contemplated by this Agreement.

         Section 3.10 COMPLIANCE WITH APPLICABLE LAW. To the Knowledge of Seller and the Shareholders, Seller holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of the insurance agency business (collectively, the "Permits"), and Seller is in compliance with the terms of the Permits. To the Knowledge of Seller and the Shareholders, the business of Seller is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity (including, without limitation, the Gramm-Leach-Bliley Financial Services Modernization Act of 1999 and any applicable federal or state regulations promulgated pursuant thereto), except for possible violations that individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have an adverse effect on its business. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to Seller is pending or, to the Knowledge of Seller and the Shareholders, threatened.

         Section 3.11 TAX RETURNS AND AUDITS. Seller has timely filed all federal, state, local and foreign tax returns, including all amended returns, in each jurisdiction where Seller is required to do so or has paid or made provision for the payment of any penalty or interests arising from the late filing of any such return, has correctly reflected all taxes required to be shown thereon, and has fully paid or made adequate provision for the payment of all taxes that have been incurred or are due and payable pursuant to such returns or pursuant to any assessment with respect to taxes in such jurisdictions, whether or not in connection with such returns. Seller has not received any notice that


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it is or may become subject to any audits with respect to any federal, state, local or foreign tax returns required to be filed, and there are no unresolved audit issues with respect to prior years' tax returns. To the Knowledge of Seller and the Shareholders, there are no circumstances or pending questions relating to potential tax liabilities nor claims asserted for taxes or assessments of Seller that, if adversely determined, could result in a tax liability that would have a material adverse effect on Seller or the Acquired Assets for any period. Seller has not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect. Seller is not holding any unclaimed property that it is required to surrender to any state taxing authority including, without limitation, any uncashed checks or unclaimed wages, and Seller has timely filed all unclaimed property reports required to be filed with such state taxing authorities. Seller does not purge its records of uncashed checks periodically.

         Section 3.12      NON-SOLICITATION COVENANTS. Except as set forth in
Schedule 3.12, Neither Seller nor either of the Shareholders is a party to any agreement that restricts Seller's or the Shareholder's ability to compete in the insurance agency industry or solicit specific insurance accounts.

         Section 3.13 ERRORS AND OMISSIONS; EMPLOYMENT PRACTICES LIABILITY. Except as set forth in Schedule 3.13, Seller has not incurred any liability or taken or failed to take any action that may reasonably be expected to result in
(a) a liability for errors or omissions in the conduct of its insurance business or (b) employment practices liability (EPL), except such liabilities as are fully covered by insurance. All errors and omissions (E&O) and EPL lawsuits and claims currently pending or threatened against Seller are set forth in Schedule
3.13. Seller has E&O insurance coverage in force, with minimum liability limits of $5 million per claim and $6 million aggregate, with a deductible of $10,000.00 per claim and $30,000.00 aggregate, and the Shareholders will provide to Buyer a certificate of insurance evidencing such coverage prior to or on the Closing Date. Seller has EPL insurance coverage in force, with minimum liability limits of $1 million per claim and $1 million aggregate, with a deductible of $2,500.00 per claim, and the Shareholders will provide to Buyer a certificate of insurance evidencing such coverage prior to or on the Closing Date. Seller has had the same or higher levels of E&O and EPL coverage continuously in effect for at least the past five (5) years.

         Section 3.14 EMPLOYEE DISHONESTY COVERAGE. Schedule 3.14 sets forth a complete and correct list of all employee dishonesty bonds or policies, including the respective limits thereof, held by Seller in the three (3) year period prior to the Closing Date, and true and complete copies of such bonds or policies have been delivered to Buyer. Seller has complied with all the provisions of such bonds or policies and Seller has an employee dishonesty bond or policy in full force and effect as of the Closing Date.

         Section 3.15 NO MISREPRESENTATIONS. None of the representations and warranties of Seller and the Shareholders set forth in this Agreement or in the attached Schedules, notwithstanding any investigation thereof by Buyer, contains any untrue statement of a material fact, or omits the statement of any material fact necessary to render the statements made not misleading.

II. Buyer represents and warrants to Seller and the Shareholders as follows:

         Section 3.16 ORGANIZATION. Buyer is a corporation organized and in good standing under the laws of the Commonwealth of Pennsylvania and its status is active. Buyer has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted. Buyer is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of its insurance agency business requires it to be so qualified.

         Section 3.17 AUTHORITY. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been, and the other agreements, documents and instruments required to be delivered by Buyer in accordance with the provisions hereof (collectively, the "Buyer's Documents") will be, duly executed and delivered by duly authorized officers of Buyer on behalf of Buyer, and this Agreement constitutes, and the Buyer's Documents when executed and delivered will constitute, the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws from time to time in effect relating to or affecting the enforcement of creditors' rights generally and general equitable principles.

         Section 3.18 CONSENTS AND APPROVALS; NO VIOLATIONS. Neither the execution, delivery or performance of this Agreement by Buyer nor the consummation by it of the transactions contemplated hereby nor compliance by it with any of the provisions hereof will (a) conflict with or result in any breach of any provision of its Articles of Incorporation or Bylaws, (b) require any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission, or other governmental or other regulatory authority or agency (each a "Governmental Entity"), or (c) result in a violation or breach of, or constitute a default under, any of the terms, conditions or provisions of any agreement or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound.

         Section 3.19 NO MISREPRESENTATIONS. None of the representations and warranties of Buyer set forth in this Agreement, notwithstanding any investigation thereof by Seller or the Shareholders, contains any untrue statement of a material fact, or omits the statement of any material fact necessary to render the statements made not misleading.

                                    ARTICLE 4
                              ADDITIONAL AGREEMENTS

         Section 4.1 BROKERS OR FINDERS. Each of the parties represents, as to itself, its subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor, or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Berwind Financial, L.P. (any commissions or fees payable to which shall be the sole responsibility of Seller), and each of the parties agrees to indemnify and hold the others harmless from and against any and all claims, liabilities, or obligations with respect to any fees, commissions, or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

         Section 4.2 NON-COMPETITION COVENANTS. (a) Subject to SECTION 5.1(C), Seller and the Shareholders each agree that it, he or she, as the case may be shall not, for a period of five (5) years beginning on the Closing Date, engage in, or be or become the owner of an equity interest in, or otherwise consult with, be employed by, or participate in the business of, any entity (other than Buyer) engaged in the insurance agency business within a fifty
(50)-mile radius of Bethlehem, Pennsylvania. Without limiting the foregoing, Seller and the Shareholders shall not, during such five-year period, (i) solicit, divert, accept business from, nor service, directly or indirectly, as insurance solicitor, insurance agent, insurance broker or otherwise, for his or her account or the account of any other agent, broker, or insurer, either as owner, shareholder, promoter, employee, consultant, manager or otherwise, any account that is part of the Purchased Book of Business or any insurance account then serviced by Buyer, or (ii) hire or directly or indirectly solicit any employees of Buyer or its affiliates to work for Seller, the Shareholders or any of their affiliates, or any company that competes with Buyer or its affiliates. The Shareholders acknowledge that the non-solicitation covenants contained in any employment agreement he or she may enter into with Buyer will be in addition to, and will not supersede or be subordinate to, the non-competition and non-solicitation covenants contained in this SECTION 4.2.

                  (b) Notwithstanding anything in this Agreement to the contrary, the covenants set forth in this SECTION 4.2 shall not be held invalid or unenforceable because of the scope of the territory or actions subject hereto or restricted hereby, or the period of time within which such covenants are imperative; but the maximum territory, the actions subject to such covenants, and the period of time in which such covenants are enforceable, respectively, are subject to determination by a final judgment of any court which had jurisdiction over the parties and subject matter.

         Section 4.3 REMEDY FOR BREACH OF COVENANTS. In the event of a breach of the provisions of SECTION 4.2, Buyer shall be entitled to injunctive relief as well as any other applicable remedies at law or in equity. Should a court of competent jurisdiction declare any of the covenants set forth in
SECTION 4.2 unenforceable due to a unreasonable restriction, duration, geographical area or otherwise, the parties agree that such court shall be empowered and shall grant Buyer or its affiliates injunctive relief to the extent reasonably necessary to protect their respective interests. Seller and the Shareholders acknowledge that the covenants set forth in SECTION 4.2 represent an important element of the value of the Acquired Assets and were a material inducement for Buyer to enter into this Agreement.

         Section 4.4       SUCCESSOR RIGHTS. The covenants contained in
SECTION 4.2 shall inure to the benefit of any successor in interest of Buyer by way of merger, consolidation, sale or other succession.

         Section 4.5 ERRORS AND OMISSIONS, EMPLOYMENT PRACTICES LIABILITY, AND EMPLOYEE DISHONESTY EXTENDING REPORTING ("TAIL") COVERAGE. On or prior to the Closing Date, the Shareholders shall cause Seller to purchase, at Seller's expense, a tail coverage extension on each of Seller's errors and omissions (E&O), employment practices liability (EPL), and employee dishonesty insurance policy (or employee dishonesty bond, as the case may be). Such coverages shall extend for a period of at least five (5) years from the Closing Date, shall have the same coverages and deductibles currently in effect, and shall otherwise be in form reasonably acceptable to Buyer. A certificate of insurance evidencing each such coverage shall be delivered to Buyer at or prior to Closing.

         Section 4.6 EXPENSES. Whether or not the transaction contemplated by this Agreement is consummated, all costs and expenses incurred in connection with this Agreement and the transaction contemplated hereby shall be paid by the party incurring such expenses.

         Section 4.7 CONFIDENTIALITY. The parties each agree to maintain the terms of this Agreement, including the consideration payable by Buyer, in strict confidence and shall not disclose such terms to any third party without the prior written consent of Buyer, unless required to do so by law (including, without limitation, applicable securities laws). Notwithstanding the foregoing, Seller and the Shareholders acknowledge and agree that promptly after the Closing, Buyer shall issue a press release, a copy of which shall have been provided by Buyer to Seller and the Shareholders within a reasonable amount of time in advance for their review and reasonable comment, which press release shall, among other things, set forth Seller's estimated commission revenue for the twelve-month period prior to Closing.

         Section 4.8 TERMINATION OF EMPLOYEES; REIMBURSEMENT OF BUSINESS EXPENSES AND SEGREGATION OF REVENUES AFTER EFFECTIVE DATE. (a) Except as otherwise provided in SECTION 4.8(B) below, Seller shall terminate the employment of all of Seller's employees, effective as of the Effective Date. Seller shall be responsible for all payments, unless such payments are the responsibility of a third party (i.e., insurer), to all of Seller's employees (whether or not terminated as of the Effective Date) for, and liabilities associated with, all employee benefits and Employee Benefit Plans including, but not limited to, vacation, bonuses, and sick leave benefits, accruing prior to the Effective Date.

                  (b) With respect to those employees who are employed by Seller pursuant to a written employment agreement ("Contract Employees"), all of which agreements are attached hereto collectively as Schedule 4.8(b), Seller shall not terminate their employment as of the Effective Date. With respect to such Contract Employees:

                           (i)      Seller and Buyer shall, at least two (2)
days prior to the scheduled Closing Date, jointly meet with each of the Contract Employees and shall advise him/her that the employment agreements between Seller and its Contract Employees will be assigned to Buyer as of the Closing Date. The Notice attached hereto as Schedule 4.8(b)(i) shall be presented to the Contract Employees by Buyer and Seller at such meetings, and the Contract Employees shall be requested to sign the standard Brown & Brown employment agreement which shall be attached to the Notice and is attached hereto as Schedule 4.8(b)(i). The standard Brown & Brown employment agreement shall replace and supersede the Contract Employees' current employment agreement with Seller but will provide that the Contract Employees' commission schedule in effect as of the Closing Date shall remain in effect through December 31, 2001.

                           (ii)     In the event any of the Contract Employees
refuses to enter into the standard Brown & Brown employment agreement on or before the close of business on October 19, 2001, such employees shall be considered to have immediately voluntarily resigned from their employment with Seller without cause ("Resigning Employees"). Seller shall indemnify and hold Buyer harmless from and against any Adverse Consequences, as defined in SECTION 6.2(B), that Buyer may suffer or incur arising out of or relating to claims by the Resigning Employees, or any of them, for severance payments and/or payments in lieu of notice under their respective employment agreements with Seller.

                  (c) Buyer shall reimburse Seller for all wage and employee benefit payments and other normal and customary business expenses made or incurred by Seller after the Effective Date; provided, however, that on and after the Closing Date, Seller shall segregate, hold in trust in a separate account, and promptly pay over to Buyer all commissions and fees that are the property of Buyer pursuant to SECTION 1.5 hereof. Buyer shall be responsible, as of the Effective Date, for any wages and employee benefits under Buyer's existing plans and policies for any employee of Seller, whether or not a Contract Employee, who accepts an offer of employment with Buyer by entering into Buyer's standard employment agreement.

         Section 4.9 ENFORCEMENT OF ASSIGNED EMPLOYMENT AGREEMENTS. In the event that a Resigning Employee whose employment agreement with Seller was assigned to Buyer under SECTION 1.2 hereof, (i) materially breaches any of the post-termination covenants under his or her employment agreement with Seller, Seller and the Shareholders shall cooperate with Buyer in enforcing the terms of such agreement assigned to Buyer and shall join in any legal or equitable proceedings (to the extent permitted under applicable law) instituted by Buyer for such purpose, the legal fees and costs of any such proceedings to be borne by Seller.

         Section 4.10 CORPORATE NAME. Promptly after the Closing, Seller agrees to cease all use of the name "Apollo Financial Corporation" or any derivative thereof and will, no later than five (5) business days after the Closing Date, file an amendment to its Articles of Incorporation, changing its corporate name to a new name that bear no resemblance to its current name.

                                    ARTICLE 5
                                   CONDITIONS

         Section 5.1 CONDITIONS TO EACH PARTY'S OBLIGATION. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction prior to or on the Closing Date of the following conditions:

                  (a) All authorizations, consents, orders, or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity, the failure to obtain which would have a material adverse effect on the Business or the Acquired Assets after the Closing, shall have been filed, occurred, or been obtained;

                  (b) No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transaction shall be in effect; and

                  (c) The obligations of the parties to effect the transactions contemplated by this Agreement are subject to the simultaneous sale of the assets of Henry S. Lehr, Inc. to Buyer or its affiliates.

         Section 5.2 CONDITIONS TO OBLIGATIONS OF BUYER. The obligation of Buyer to effect the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, unless waived by Buyer:

                  (a) The representations and warranties of Seller and the Shareholders set forth in this Agreement shall be true and correct in all material respects as of the Closing Date;

                  (b) Seller and the Shareholders shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date;

                  (c) Buyer shall be satisfied, in its sole discretion, with the results of its due diligence investigation of Seller's business and records;

                  (d) Seller shall have delivered the Bill of Sale to Buyer;

                  (e) Seller shall have delivered the Assignment and Assumption Agreement to Buyer;

                  (f) Seller shall have delivered the Shareholder Employment Agreement to Buyer;

                  (g) Subject to SECTION 4.9, Seller shall have delivered the Staff Employment Agreements to Buyer;

                  (h) Seller shall have delivered to Buyer a copy of Seller's Board Resolutions;

                  (i) Seller shall have delivered to Buyer a copy of the Shareholder Resolutions, along with a copy of the Plan of Asset Transfer adopted by the Shareholders;

                  (j) Seller shall have delivered evidence to Buyer, satisfactory to Buyer in its sole discretion, of a Certificate of Insurance regarding the errors and omissions tail coverage required under SECTION 4.5 hereof;

                  (k) All liens, judgments, and other encumbrances on the Acquired Assets shall have been satisfied and released prior to Closing;

                  (l) Buyer shall be satisfied in its sole discretion that Kempes and The St. Paul Company are willing to appoint Buyer as their agent as of the Closing Date;

                  (m) The Acquisition Committee and the Board of Directors of Buyer's parent company, Brown & Brown, Inc., shall have approved this Agreement and the transactions contemplated herein; and

                  (n) There shall have been no material adverse change to the Business, Acquired Assets, or financial condition of Seller since the Balance Sheet Date.

         Section 5.3 CONDITIONS TO OBLIGATION OF SELLER AND THE SHAREHOLDERS. The obligation of Seller and the Shareholders to effect the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, unless waived by Seller and the Shareholders:

                  (a) The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the Closing Date;

                  (b) Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date;

                  (c) Buyer shall have executed and delivered the Assignment and Assumption Agreement to Seller;

                  (d) Buyer shall have executed and delivered the Promissory Note to Seller; and

                  (e) Buyer shall have delivered to Seller and the Shareholders certified Resolutions of Buyer's Board of Directors.

                                    ARTICLE 6
                                 INDEMNIFICATION

         Section 6.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, INDEMNITIES AND COVENANTS. (a) Subject to SECTION 6.1(B) and unless otherwise set forth in this Agreement, the representations, warranties and indemnities set forth in this Agreement shall survive for a period of two (2) years from the Closing Date. All post-closing covenants shall survive the Closing for the period(s) specified in this Agreement or, if not specified, for a period of two (2) years following the Closing Date. If a party has received notice of a potential breach of a representation, covenant or warranty, or the occurrence of an otherwise potentially-indemnifiable event under this Agreement within such two-year period, such party may preserve its right to assert a later claim for damages arising from such breach or event by delivering notice of same to the other party within the two-year period.

                  (b) Notwithstanding anything set forth in SECTION 6.1(A), all representations, warranties, covenants and indemnities in connection with
SECTION 4.7 or any tax liabilities shall survive in perpetuity, subject to applicable statutes of limitations.

         Section 6.2 Indemnification Provisions for the Benefit of Buyer. Subject to Section 6.4:

                  (a) To the extent that any Resigning Employee (as defined in SECTION 4.8(B)(I)) diverts in direct contravention of such Resigning Employee's employment agreement with Seller being assigned to Buyer hereunder, on or before the one-year anniversary of the Closing Date, any line of coverage which is part of any account comprising the Purchased Book of Business, Buyer shall be paid by Seller and the Shareholders (which obligations shall be joint and several) an amount equal to (i) 1.5 times (ii) the aggregate annualized policy commissions on such diverted lines of coverage.

                  (b) Seller and the Shareholders agree, jointly and severally, to indemnify and hold Buyer and its officers, directors, and affiliates harmless from and against any Adverse Consequences (as defined below) that any of such parties may suffer or incur resulting from, arising out of, relating to, or caused by (i) the breach of any of Seller's or the Shareholders' representations, warranties, obligations or covenants contained herein, or (ii) the operation of the Business or ownership of the Acquired Assets by Seller on or prior to the Closing, including, without limitation, any claims or lawsuits based on conduct of Seller or the Shareholders occurring before the Closing. For purposes of this ARTICLE 6, the phrase "Adverse Consequences" means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), obligations, taxes, liens, losses, expenses, and fees, including all attorneys' fees and court costs.

                  (c)      In addition to and without limiting SECTION 6.2(A) or
(B), Seller and the Shareholders agree, from and after the Closing, to jointly and severally indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

                           (i)      any liability or obligation of Seller that
is not assumed hereunder (including any liability of Seller that becomes a liability of Buyer under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law); or

                           (ii)     any liability of Seller for the unpaid taxes
of any person or entity (including Seller) under United States Treasury Regulation ss. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

         Section 6.3 INDEMNIFICATION PROVISIONS FOR THE BENEFIT OF SELLER AND THE SHAREHOLDERS. Subject to SECTION 6.4, Buyer agrees to indemnify and hold Seller, the Shareholders and their respective officers, directors, shareholders and affiliates harmless from and against any Adverse Consequences that any of such parties may suffer or incur resulting from, arising out of, relating to, or caused by (a) the breach of any of Buyer's representations, warranties, obligations or covenants contained herein, or (b) the operation of the Business or ownership of the Acquired Assets by Buyer after the Closing, including, without limitation, any claims or lawsuits based on conduct of Buyer occurring after the Closing.

         Section 6.4 LIMITATION OF LIABILITY. (a) No indemnification by either party under SECTION 6.2 or 6.3 shall be required to be made:

                           (i)      with respect to any claim for
indemnification by a party ("Indemnitee") as to which the party from whom indemnification is sought ("Indemnitor") has not received written notice from Indemnitee in accordance with SECTION 6.1(A);

                           (ii)     with respect to any claim for
indemnification for breaches of representations or warranties under SECTION 6.2(B)(I) or SECTION 6.3(A) if and to the extent the facts underlying such claim were known to the actual knowledge of Indemnitee prior to the Closing; or

                           (iii)    with respect to (A) any claims under SECTION
6.2(A), the first Nine Thousand Dollars ($9,000.00) of aggregate Adverse Consequences incurred by Buyer, and (B) with respect to any indemnification claims pursuant to a provision other than under SECTION 6.2(A), the first Five Thousand Dollars ($5,000.00) (the "Basket Amount") of aggregate Adverse Consequences incurred by a party (Seller and the Shareholders being treated as one party for purposes of this SECTION 6.4), it being the intent of the parties that each party shall have a "basket" in such amount with respect to aggregate claims for indemnification.

                  (b) All amounts payable by Indemnitor shall be computed net of any recovery actually paid to Indemnitee (less any deductible incurred by Indemnitee) under any third-party insurance coverage with respect thereto which offsets the Adverse Consequences that would otherwise be sustained by Indemnitee.

                  (c) The total aggregate liability of any party with respect to its indemnification obligations under this Agreement shall not exceed Six Hundred Fifty Thousand Dollars ($650,000.00) (the "Maximum Liability Amount"); provided, however, that the Holdback Amount shall be credited against the total aggregate liability of Seller and the Shareholders set forth in this SECTION 6.4(B).

                  (d) Notwithstanding any of the foregoing provisions, any Adverse Consequences for which Buyer is entitled to indemnification as a result of the breach by Seller or the Shareholders of their covenants set forth in
SECTION 4.2 shall not be subject to the Basket Amount or the Maximum Liability Amount.

                                    ARTICLE 7
                                     ESCROW

         Section 7.1 ESCROW AGREEMENT. Pursuant to SECTION 1.4(C) hereof, at Closing Purchaser shall by wire transfer deliver to Fitzpatrick Lentz & Bubba, P.C. (the "Escrow Agent") the Holdback Amount (for purposes of this
ARTICLE 7, the "Escrowed Funds"), to be held and ultimately disbursed by the Escrow Agent in accordance with this ARTICLE 7.

         Section 7.2 INTEREST. The Escrowed Funds shall be deposited in a high performance money fund with a current yield of approximately three (3%) percent per annum. Subject to the remaining terms of this Article, all interest earned on the Escrowed Funds shall accrue to the benefit of Seller and Shareholders.

         Section 7.3       INDEMNIFICATION CLAIMS.

                  (a) If Buyer shall make a claim for indemnification hereunder. Buyer shall promptly give written notice of such claim to (i) the Escrow Agent, (ii) Seller, and (iii) Shareholders. Such notice shall describe the nature of the claim, the amount thereof, the provisions in this Agreement and related documents on which the claim is based and shall include a brief summary of the factual basis on which the claim is based. The thirty (30) day period immediately following the date which Buyer gives notice to the Escrow Agent, Seller and Shareholders is referred to herein as the "Response Period."

                  (b) If the Escrow Agent has not received a written objection to a claim delivered pursuant to SECTION 7.3(A) from the Seller and/or Shareholders during the Response Period, the claim shall be conclusively presumed to have been approved by the Seller and/or Shareholders, and the Escrow Agent shall promptly thereafter make a cash payment to Buyer equal to the amount of the claim out of the Escrowed Funds

                  (c) If during the Response Period the Escrow Agent shall have received from the Seller and/or Shareholders a written objection to the claim made by Buyer pursuant to SECTION 7.3(A) above, then for a period of thirty (30 ) days after receipt by the Escrow Agent of such objection, Buyer and the Seller and/or Shareholders shall endeavor to resolve the difference and to issue a joint written direction to the Escrow Agent in respect to the claim in issue (a "Written Direction"). The Escrow Agent shall act in accordance with the Written Direction, if an when issued. If a Written Direction is not issued prior to the end of such thirty (30) day period, Buyer or the Seller or Shareholders may institute litigation in any court of competent jurisdiction to adjudicate its rights under this Agreement. The Escrow Agent shall transfer to

Buyer funds from the Escrowed Funds in an amount equal to the full amount of any final and nonappealable order entered in connection with such litigation or the balance of the applicable Escrowed Funds, whichever is less, not later than five
(5) days after receipt of such order.

                  (d) The obligations of Escrow Agent shall be limited to receiving and holding the Escrowed Funds, and to disburse the same in accordance with this ARTICLE 7. Should there arise any factual question or dispute concerning the Escrowed Funds and whether the Escrow Agent turn over the same, or to whom the same shall be paid or disbursed, or in any event, if the Escrow Agent so decides, the Escrow Agent may, at its discretion, pay over and deliver the same to the Court of Common Pleas of Northampton County to be held by said court pending a resolution of the matter. Following such payment and delivery to the court, the Escrow Agent shall there upon be discharged from all responsibility and liability involving the said escrow paid to the court and may represent Seller, Shareholders or Buyer hereunder in any such dispute. The parties acknowledge that Escrow Agent is attorney for Seller and Shareholders and that nothing herein shall preclude Escrow Agent from continuing to represent Seller and the Shareholders in any adversary proceeding upon the payment of the Escrowed Funds into court.

         Section 7.4 DISTRIBUTIONS AND TERMINATION OF ESCROW. On or before October, 31, 2002 (the "Release Date"), Escrow Agent shall wire transfer the balance of the Escrowed Funds plus all interest earned thereon to Seller and/or Shareholders as directed in writing by the Seller and Shareholders. On the Release Date, the applicable amount shall be promptly distributed to the Seller and/or Shareholders, assuming the remaining amount in the Escrow Account is in excess of the maximum amount which would be payable to Buyer if all then pending claims applicable to the Escrowed Funds were determined in favor of Buyer (the "Maximum Claim Amount"). A claim shall be deemed to be "pending" for purposes of this Section if written notice of a claim for indemnification has been given in good faith by Buyer and received by the Escrow Agent pursuant to SECTION 7.3(A) hereof prior to the Release Date. If the remaining amount of the Escrowed Funds would not be in excess of the Maximum Claim Amount, then Escrow Agent shall only distribute to Seller and/or Shareholders the Release Date the amount of the Escrowed Funds in excess of the Maximum Claim Amount. Any monies scheduled to be released, but instead retained by the Escrow Agent due to pending claims, shall be promptly distributed either to Buyer or to the Seller and/or Shareholders by the Escrow Agent upon, and in accordance with, either a Written Direction or court order as described in SECTION 7.3(C) hereof. Following the Release Date, as pending claims are satisfied or otherwise disposed of, any part of the Escrowed Funds held by the Escrow Agent which is in excess of the Maximum Claim Amount shall be promptly distributed to the Seller and/or Shareholders.

                                    ARTICLE 8
                                  MISCELLANEOUS

         Section 7.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (if confirmed), or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses or at such other address for a party as shall be specified by like notice:

                  (a)      If to Buyer, to

                                    Brown & Brown of Lehigh Valley, Inc.
                                    90 South Commerce Way, Suite 100
                                    Bethlehem, Pennsylvania  18017-2267
                                    Telecopy No.: (610) 867-1162
                                    Attn:  Robert Iocco

                           with a copy to

                                    Brown & Brown, Inc.
                                    401 E. Jackson St., Suite 1700
                                    Tampa, Florida  33601
                                    Telecopy No.: (813) 222-4464
                                    Attn:  Laurel Grammig

                  (b)      if to Seller or to the Shareholders, to

                                    William H. Lehr
                                    Patsy A. Lehr
                                    734 Paxinosa Avenue
                                    Easton, PA 18042

                                    Joseph A. Bubba, Esquire
                                    Fitzpatrick Lentz & Bubba, P.C.
                                    4001 Schoolhouse Lane
                                    P.O. Box 219
                                    Center Valley, Pennsylvania  18034-0219
                                    Telecopy No.: (610) 797-6663

         Section 8.2 USE OF TERM "KNOWLEDGE". With respect to the term "Knowledge" as used herein: (a) an individual will be deemed to have "Knowledge" of a particular fact or other matter if (i) such individual is actually aware of such fact or other matter, or (ii) a prudent individual could be expected to discover or otherwise become of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or matter; and (b) a corporation or other business entity will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, who has at any time in the twelve (12) months prior to the Closing Date served, as a director, officer, executor, or trustee (or in any similar capacity) of such corporation or business entity has, or at any time had, Knowledge of such fact or other matter.

         Section 8.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.


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
         Section 8.4 ENTIRE AGREEMENT. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

         Section 8.5 ASSIGNMENT. Except as contemplated in SECTION 4.4 hereof, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

         Section 8.6 SEVERABILITY. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be illegal, invalid or unenforceable, either in whole or in part, such illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of the remaining provisions or covenants, or any part thereof, all of which shall remain in full force and effect.

         Section 8.7 ATTORNEYS' FEES AND COSTS. The prevailing party in any proceeding brought to enforce the terms of this Agreement shall be entitled to an award of reasonable attorneys' fees and costs incurred in investigating and pursuing such action, both at the trial and appellate levels.

         Section 8.8 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with internal Pennsylvania law without regard to any applicable conflicts of law.

         Section 8.9 WAIVER OF JURY TRIAL. The parties hereby knowingly, voluntarily and intentionally waive any right either may have to a trial by jury with respect to any litigation related to or arising out of, under or in conjunction with this Agreement.

         Section 8.10 AMENDMENT; WAIVER.This Agreement may not be amended, or any provision waived, except by an instrument in writing signed on behalf of each of the parties.

                               * * * * * * * * * *

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         IN WITNESS WHEREOF, the parties have signed or caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

BUYER:

                                   BROWN & BROWN OF LEHIGH VALLEY, INC.


                                   By:
                                      ----------------------------------------

                                   Name:    Thomas E. Riley
                                   Title:   President

                                   SELLER:

                                   APOLLO FINANCIAL CORPORATION


                                   By:
                                       ----------------------------------------
                                   Name:
                                       ----------------------------------------
                                   Title:
                                       ----------------------------------------

                                   SHAREHOLDERS:


                                   --------------------------------------------
                                   William H. Lehr, individually



                                   --------------------------------------------
                                   Patsy A. Lehr, individually

                                   ESCROW AGENT:

                                   FITZPATRICK LENTZ & BUBBA, P.C.


                                   By:
                                      --------------------------------------
                                        Joseph A. Bubba, Esquire, A Director



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                             SCHEDULES AND EXHIBITS


Schedule 1.1(a):           Permitted Liens and Encumbrances
Schedule 1.2(a):           Purchased Book of Business
Schedule 1.2(d):           Tangible Property
Schedule 1.2(e):           Assigned Agreements
Schedule 3.6:              Guaranteed Premium Financing
Schedule 3.8:              Material Contracts
Schedule 3.9:              List of Claims and Litigation
Schedule 3.12:             Non-Solicitation Covenants
Schedule 3.13:             E&O and EPL Claims and Litigation
Schedule 3.14:             Employee Dishonesty Coverage
Schedule 4.8(b):           Contract Employees
Schedule 4.8(b)(i):        Notice

Exhibit 2.2(a):            Bill of Sale
Exhibit 2.2(b):            Assignment and Assumption Agreement
Exhibit 2.3(c):            Promissory Note


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